Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Pineapple, Inc.,
a Nevada corporation

Subsidiaries	Jurisdiction
Pineapple Ventures, Inc.	California
THC Industries, LLC	California
Pineapple Express Consulting, Inc.	California
Pineapple Park, LLC	California
PNPL Holding Inc.	California